Exhibit 10.70

111 Eighth Avenue 7th Floor New York, NY 10011 212.624.3700

As of November 14, 2012

Steven Zatz, M.D.

c/o WebMD Health Corp.

111 Eighth Avenue, NY 10011-5201

Dear Steve:

Reference is made to the grant of a nonqualified option to purchase 80,000 shares of the Company’s Common Stock made to you on November 14, 2012 (the “2012 Option”) as evidenced by the Option Agreement dated November 14, 2012 (the “Option Agreement”). Notwithstanding anything to the contrary contained in the Option Agreement, in the event of the termination of your employment by the Company without Cause or by you for Good Reason (as such terms are defined in your Employment Agreement with the Company dated as of July 14, 2005, as amended), in either case within twelve (12) months following a Change of Control of WebMD (as defined in the WebMD Amended and Restated 2005 Long-Term Incentive Plan), the 2012 Option, to the extent unvested, shall remain outstanding and continue to vest as if you remained in the employ of the Company until the first anniversary of such date of termination, subject to a release of claims (as described your Employment Agreement) being executed by you and becoming effective and your continued compliance with the restrictive covenant agreements you have signed in connection with your employment.

Except as set forth herein, the Option Agreement remains in full force and effect.

Sincerely,

/s/ Douglas W. Wamsley
Douglas W. Wamsley EVP-General Counsel

Agreed to:

/s/ Steven Zatz
Steven Zatz, M.D.